Magistrate Judge Recommends that District Court Judge Not Dismiss the
Securities Fraud Complaint Against FARO, Objection by FARO Expected

August 8, 2007, Lake Mary, FL - FARO Technologies, Inc. (Nasdaq: FARO), the world market leader in portable computer-aided measurement arms and laser tracker sales, announced that a U.S. Magistrate judge for the Middle District of Florida issued a Report and Recommendation to the U.S. District Court for the Middle District of Florida to enter an order denying FARO's and certain FARO officer's Motion to Dismiss the second amended consolidated securities class action complaint filed against FARO and certain FARO officers. The U.S. District Court has not yet ruled on the Report and Recommendation or the Motion to Dismiss.

As previously disclosed by FARO, on May 16, 2006, a consolidated class action complaint was filed against FARO, certain FARO officers, and FARO's independent registered public accounting firm, asserting purported claims under the federal securities laws. On January 12, 2007, the U.S. Magistrate judge assigned to the matter issued a Report and Recommendation that the consolidated class action complaint be dismissed as against all defendants, with leave to re-plead, which the U.S. District Court adopted on February 3, 2007. On February 22, 2007, the plaintiff filed a second amended consolidated class action complaint against FARO, the individual defendants, and FARO's independent registered public accounting firm. In May 2007, FARO, the individual defendants, and FARO's independent registered public accounting firm filed motions to dismiss the second amended class action complaint. On August 7, 2007, the U.S. Magistrate judge issued a Report and Recommendation that the second amended class action complaint be dismissed against the Company's independent registered public accounting firm but not dismissed against FARO and the individual defendants.

As permitted by the applicable rules, FARO intends to timely file an objection to the Report and Recommendation prior to the U.S. District Court for the Middle District of Florida issuing a ruling on the Motion to Dismiss.

About FARO

With more than 13,500 installations and 6,500 customers globally, FARO Technologies, Inc. designs, develops, and markets portable, computerized measurement devices and software used to create digital models - or to perform evaluations against an existing model - for anything requiring highly detailed 3-D measurements, including part and assembly inspection, factory planning and asset documentation, as well as specialized applications ranging from surveying, recreating accident sites and crime scenes to digitally preserving historical sites.

FARO’s technology increases productivity by dramatically reducing the amount of on-site measuring time, and the various industry-specific software packages enable users to process and present their results quickly and more effectively.

Principal products include the world’s best-selling portable measurement arm - the FaroArm; the world’s best-selling laser tracker - the FARO Laser Tracker; the FARO Laser ScanArm; FARO Laser Scanner LS; the FARO Gage, Gage-PLUS and PowerGAGE; and the CAM2 family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO-9001 certified and ISO-17025 laboratory registered. Learn more at www.faro.com

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